UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARO Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

SUPPLEMENT TO NOTICE OF
2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2023

May 17, 2023
To Our Shareholders:

Enclosed please find supplementary proxy materials for the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc., a Florida corporation (the “Company,” “FARO,” “we,” “us” or “our”), to be held on May 25, 2023, at 9:00 a.m., Eastern Time. via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2023.

On or about April 24, 2023, we filed and began mailing to our shareholders a Notice of Annual Meeting and Proxy Statement for the Annual Meeting (the “Proxy Statement”), and contained instructions for voting online, by telephone or mail. This supplementary proxy material is being made available on or about May 17, 2023. Except as specifically amended or supplemented by the information contained in the supplementary proxy materials, all information set forth in the proxy statement for the Annual Meeting remains unchanged and should be considered in voting your shares.

The primary purpose of the supplementary proxy materials is to revise the list of nominees for election to our Board of Directors as set forth in Proposal 1 in the Proxy Statement by removing Michael D. Burger as a nominee for our Board of Directors. On May 3, 2023, Mr. Burger announced his retirement as our Company’s President and Chief Executive Officer effective July 1, 2023, and our Board of Directors appointed Yuval Wasserman, our current Chairman of the Board, as our Executive Chairman. Mr. Wasserman is currently, on an interim basis, our most senior executive officer, and our principal executive officer for purposes of the rules and regulations of the Securities and Exchange Commission. Mr. Wasserman will also assume the role as our Interim Chief Executive Officer on July 1, 2023. In connection with this transition, Mr. Burger has resigned as a member of our Board of Directors, and we reduced the size of our Board of Directors accordingly.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. This supplementary proxy material does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement, except that Mr. Burger is no longer standing for election as a director. No votes received prior to or after the date of this supplementary proxy material will be counted for or against the election of Mr. Burger to our Board of Directors.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions in the proxy materials so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting online. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting online, you may withdraw your proxy and vote during the meeting electronically if you would like to do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 25, 2023. This supplemental proxy material, any additional materials, our proxy statement and fiscal 2022 annual report to shareholders (the “Annual Report”) are available at www.proxyvote.com. We are providing access to our proxy materials over the Internet under the rules adopted by the Securities and Exchange Commission. We encourage you to review this supplemental proxy material, any additional materials, the Proxy Statement and our Annual Report before you vote.

Thank you for your continued support of FARO.

By Order of the Board of Directors,
Allen Muhich
Chief Financial Officer

FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

SUPPLEMENT TO PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement supplement, dated May 17, 2023 (the “Supplement”), supplements the proxy statement dated April 24, 2023 (the “Proxy Statement”) previously made available to our shareholders in connection with the solicitation by our Board of Directors (the “Board of Directors” or “Board”) of proxies to be voted at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc., a Florida corporation (the “Company,” “FARO,” “we,” “us” or “our”), to be held on May 25, 2023, at 9:00 a.m., Eastern Time. via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2023.

The purpose of this supplement is to (1) revise the list of nominees for election to our Board of Directors as set forth in Proposal 1 in the Proxy Statement by removing Michael D. Burger as a nominee for our Board of Directors and (2) provide updated information relating to recent changes in our management and Board structure and certain arrangements that FARO has recently entered into with Mr. Burger and Yuval Wasserman, our Executive Chairman. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

ELECTION OF DIRECTORS

Appointment of Executive Chairman; Resignation from Board of Directors by Michael D. Burger

On May 3, 2023, Mr. Burger announced his retirement as the Company’s President and Chief Executive Officer effective July 1, 2023 (the “Transition”). On May 12, 2023, the Company and Mr. Burger entered a transition agreement (the “Transition Agreement”) relating to Mr. Burger’s retirement and continuing service as an advisor to the Company for a period of time thereafter. Pursuant to the terms of the Transition Agreement, Mr. Burger resigned from the Board, effective as of the date of the Transition Agreement, and the Company reduced the size of the Board accordingly.

On May 3, 2023, the Company also announced the Board of Directors appointed Yuval Wasserman, the current Chairman of the Board, as the Executive Chairman. Mr. Wasserman is currently, on an interim basis, the most senior executive officer, and the principal executive officer for purposes of the rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. Burger also reports to Mr. Wasserman in this role. Mr. Wasserman will also assume the role as the Interim Chief Executive Officer on July 1, 2023. The Company has agreed to pay Mr. Wasserman a salary of $1 per year, and has granted Mr. Wasserman 112,000 restricted stock units pursuant to its 2022 Equity Incentive Plan, as compensation for his service in these roles, effective May 4, 2023. The restricted stock units will vest in full on the first anniversary of the effective date. More details on Mr. Wasserman’s grant is set forth under the caption “Executive Compensation - Compensation Arrangements with Yuval Wasserman.”

Mr. Wasserman, 68, has served as a director of the Company since December 2017 and as Chairman of the Board since June 2022. Currently, Mr. Wasserman serves as a director of Ichor Holdings, Ltd. (Nasdaq: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Mr. Wasserman served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc. (Nasdaq: AEIS), a leading manufacturer of power conversion products that transform electrical power into various usable forms, from October 2014 until his retirement date of March 1, 2021. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc. (Nasdaq: ACLS), and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. (NasdaqGS: SNCR) from 2010 to 2017. His qualifications to serve as Executive Chairman include his strong experience and skills as a chief executive officer, in senior operations and engineering management, executive and financial management, and research and development management.

There are no family relationships between Mr. Wasserman and any director or executive officer of the Company that requires disclosure under Item 401(d) of Regulation S-K. There are no transactions between Mr. Wasserman or any member of his immediate family, on the one hand, and the Company or any of its subsidiaries, on the other hand, that require disclosure under Item 404(a) of Regulation S-K. Furthermore, there are no arrangements or understandings between Mr. Wasserman and any other persons pursuant to which Mr. Wasserman was appointed to these roles.

Further information on the director nominees is provided below and in the Proxy Statement.

Nominees

Proposal 1 for the Annual Meeting consists of the election of directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2026 or until that director’s successor is duly elected and qualified.

The candidates nominated by the Board of Directors consist of all of the nominees identified in the Proxy Statement, with the exception of Mr. Burger, who resigned from the Board of Directors, effective May 12, 2023. Because Mr. Burger is no longer a nominee for the Board of Directors, the shares represented by proxies received by FARO will be voted for the remaining two nominees as instructed and will not be voted for Mr. Burger. The following directors are the nominees for FARO’s Board of Directors:

Name	Age	Director Since	Term Expires	Position
Alex Davern (1)	56	2021	2023	Director and Nominee
Rajani Ramanathan (2)	56	2022	2023	Director and Nominee
(1) Member of Audit Committee
(2) Member of Talent, Development and Compensation Committee

Biographical information with respect to the nominees, along with the specific experience, qualifications, attributes or skills of each nominee that led the Board of Directors to conclude that each nominee should serve on the Board of Directors with respect to each nominee, is set forth in the Proxy Statement under the caption “Proposal 1—Election of Directors.”

CORPORATE GOVERNANCE

New Executive Chairman; Leadership Structure

On May 3, 2023, the Company also announced our Board of Directors appointed Yuval Wasserman, the current Chairman of the Board, as the Executive Chairman. Mr. Wasserman is currently, on an interim basis, the most senior executive officer, and the principal executive officer for purposes of the rules and regulations of the SEC. Mr. Burger also reports to Mr. Wasserman in this role. Mr. Wasserman will also assume the role as the Interim Chief Executive Officer on July 1, 2023. As principal executive officer of FARO, Mr. Wasserman will no longer considered an independent director under Nasdaq requirements during the term of his service.

The Board of Directors reviewed and considered the current leadership structure of the Board and determined that the leadership change marked the appropriate time for FARO to appoint a lead independent director of the Board (the “Lead Independent Director”). On May 3, 2023, the Board of Directors, including our independent directors, appointed Alex Davern as the Lead Independent Director. The Board believes that Mr. Davern’s ability to act as a strong lead independent director provides balance in our leadership structure and will be in the best interest of FARO and its shareholders.

As Lead Independent Director, Mr. Davern:

•is responsible for calling, contributing to the agenda and presiding over separate meetings of our independent directors;

•reports to the Executive Chairman, and when applicable, the CEO regarding feedback from executive sessions;

•serves as spokesperson for the Company as requested; and

•performs such additional duties as a majority of the independent directors may designate from time to time.

EXECUTIVE COMPENSATION

Compensation Arrangements with Yuval Wasserman

On May 4, 2023 (the “Award Date”), the Company granted Mr. Wasserman of 112,000 restricted stock units (“RSUs”) pursuant to the Company’s 2022 Equity Incentive Plan, in connection with his new roles as Executive Chairman and Interim Chief Executive Officer. The RSUs will vest in full on the one-year anniversary of the Award Date, subject to Mr. Wasserman’s continued service through such vesting date.

Transition Agreement with Michael D. Burger

In connection with the Transition, on May 12, 2023 (the “Effective Date”), the Company and Mr. Burger entered into the Transition Agreement. Among other things, the Transition Agreement provides that:

•As of the Effective Date, Mr. Burger will continue to serve as the Company’s Chief Executive Officer until June 30, 2023 (the “Transition Date”).

•As of the Transition Date, Mr. Burger will transition to a Strategic Advisor role and provide advisory transitional services to the Company through June 30, 2024 (the “Scheduled Retirement Date,” the actual final day of such employment, the “Retirement Date,” and the period from the Effective Date through the Retirement Date, the “Transition Period”).

•During the Transition Period, Mr. Burger will continue to receive his current base salary. Mr. Burger also will remain eligible to receive his bonus under the Company’s short-term incentive plan (the “STIP”) for the 2023 annual performance period to be paid at the time the STIP bonuses are paid to other executives of the Company, subject to the terms and conditions of the STIP (the “2023 STIP Bonus”) and the timely effectiveness of a release of claims by Mr. Burger in favor of the Company and its related parties.

•Mr. Burger further will be entitled to participate in the STIP for the 2024 annual performance in accordance with the terms and conditions of the STIP and on such terms and conditions as determined by the Talent, Development and Compensation Committee of the Board consistent with terms and conditions applicable to senior executives of the Company. Any bonus payable under the STIP for such 2024 annual performance period (the “2024 STIP Bonus”) will be prorated for the portion of the year that Mr. Burger serves as Strategic Advisor and is subject to the timely effectiveness of a release of claims by Mr. Burger in favor of the Company and its related parties. The 2024 STIP Bonus, if earned, would be paid to Mr. Burger upon the later of the time STIP bonuses are paid to executives of the Company and the date no later than five (5) business days following effectiveness of such release of claims.

•Each of Mr. Burger’s outstanding equity awards will continue to vest during the Transition Period, subject to the terms and conditions of the Company’s 2014 Incentive Plan or 2022 Equity Incentive Plan (each, a “Plan”) under which the award was granted and the applicable award agreement thereunder (collectively, the “Equity Documents”). In addition, vesting of outstanding equity awards may accelerate as set forth, as applicable, under the Transition Agreement and the applicable Plan.

•Mr. Burger releases any claims in favor of the Company and its related parties, and Mr. Burger and the Company have agreed to mutual non-disparagement obligations.

In addition, pursuant to the Transition Agreement, Mr. Burger will be entitled to receive the following benefits if his employment is terminated by the Company without Cause prior to the Scheduled Retirement Date:

•A lump sum payment equal to the base salary amount Mr. Burger would have otherwise received through the Scheduled Retirement Date.

•The 2023 STIP Bonus and 2024 STIP Bonus, as applicable, that Mr. Burger would have otherwise been entitled to receive if Mr. Burger is terminated prior to the payment of the 2023 STIP Bonus or 2024 STIP Bonus, as applicable.

•Company-paid or reimbursed premiums for medical, vision and dental coverage for Mr. Burger and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the period up to the Scheduled Retirement Date.

•Any outstanding equity award held by Mr. Burger will vest as to the portion of those equity awards that were otherwise scheduled to vest through the Scheduled Retirement Date, subject to the terms and conditions of the applicable Plan.

•Any outstanding equity award held by Mr. Burger will vest if his termination without Cause occurs within 12 months following a Change in Control of the Company or if such Change in Control occurs before the Scheduled Retirement Date.

Under the Transition Agreement, “Cause” has the same meaning as such term is defined in Mr. Burger’s employment agreement with the Company dated April 5, 2019, with an effective date of June 17, 2019.

Under the Transition Agreement, “Change in Control” has the same meaning as such term is defined in the Company’s Key Executive Change in Control and Severance Plan.

VOTING MATTERS

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted for the directors nominated by the Board of Directors as instructed, except those votes will not be cast for Mr. Burger because he is no longer nominated for election to the Board by the Board of Directors.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “About the Meeting.”

OTHER MATTERS

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an annual meeting of shareholders, a shareholder must give written notice to our secretary before the meeting and comply with the terms and time periods specified in our Amended and Restated Bylaws (the “Bylaws”) and described under “Deadline for Receipt of 2024 Shareholder Proposals and Director Nominees” in the Proxy Statement. No shareholder has given written notice that such shareholder intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

THE BOARD OF DIRECTORS

Lake Mary, Florida
May 17, 2023